Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, November 13, 2006 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the third quarter ended September 30, 2006. Revenues for the third quarter of 2006 totaled $2.2 million. Net loss for the third quarter of 2006 was $5.5 million. As of September 30, 2006, cash and cash equivalents totaled $29.8 million.

Seth Hetherington, M.D., SVP of Clinical and Regulatory, noted, “Following the recommendation of the independent Data Monitoring Committee (“DMC”) during the third quarter, we have continued to enroll patients concurrently taking hydroxyurea, the hydroxyurea stratum, in our Phase III ASSERT trial of senicapoc (ICA-17043) for the treatment of sickle cell disease. ASSERT is a double blind, placebo-controlled, multicenter study focused on patients having at least two crises in the year prior to the study. The primary endpoint is a reduction in crisis rate. Based upon our discussions with the FDA, we believe that the primary efficacy analysis will be the reduction of crisis rate in patients on concurrent hydroxyurea therapy and that the ASSERT study maintains its status as a single pivotal trial that would support the submission of an NDA, provided that the results are sufficiently persuasive.”

P. Kay Wagoner, Ph.D., Chief Executive Officer noted, “Based upon a pre-specified review of blinded crisis rate data, we believe that only a modest increase in the number of patients we had originally planned to enroll will be needed to ensure that the statistical power as originally planned is maintained. Enrollment of patients in the hydroxyurea stratum has continued to track expectations and therefore, with the current plan, completion of enrollment in the Phase III trial would be expected during the first half of 2007. Of note, a significant and growing number of sickle cell disease patients having multiple crises are on hydroxyurea. Given that hydroxyurea reduces these crises by only approximately forty percent, we believe that if senicapoc is effective in further lowering the incidence of crises and in providing hematologic benefits, the potential market opportunity remains very meaningful.”

Dr. Wagoner added, “Furthermore, in preparation for exploring additional indications for senicapoc, the Phase I/II pediatric safety, pharmacokinetic and pharmacodynamic monotherapy trial of senicapoc continues according to plan. In conjunction with our partner McNeil Pediatrics, we plan to explore the utility of senicapoc as monotherapy as well as in combination with hydroxyurea for sickle cell disease patients with complications other than crises, such as pulmonary hypertension and the risk of stroke in pediatric patients. Finally, Icagen continues to make strong progress in its preclinical programs, especially in the areas of epilepsy and serious pain disorders, and looks forward to advancing one or more compounds into the clinic in 2007.”

Pipeline Update

—	As previously reported, during August 2006, the Company reported that following a planned interim safety, efficacy and futility analysis by the DMC of the Company’s Phase III trial of senicapoc, the DMC recommended that enrollment continue for patients on concurrent hydroxyurea therapy. For currently enrolled patients not on hydroxyurea, the DMC recommended that the study drug be discontinued and that patients proceed to the end of the study follow-up period. This recommendation by the DMC was made after an analysis of efficacy, safety and futility. The DMC subsequently conducted a follow-up review of updated data on patients on background hydroxyurea therapy and did not recommend any further changes to the protocol.

—	During the third quarter of 2006, the Company continued patient enrollment in the ASSERT study, which is targeted for completion in the first half of 2007.

—	During the third quarter, the Company continued enrollment in its Phase I/II safety, pharmacokinetic and pharmacodynamic study of senicapoc in pediatric sickle cell disease patients. The data from this study will be used to select doses for subsequent clinical evaluations of the safety and efficacy of senicapoc in pediatric subjects. Pediatric patients comprise a significant portion of patients with sickle cell disease.

—	The Company continues preparations for a trial in sickle cell disease patients with secondary pulmonary hypertension, a common and serious complication of this illness, and expects to initiate this study during the first half of 2007.

—	During the third quarter, development continued in the Company’s collaboration program with Bristol-Myers Squibb Company in atrial fibrillation, which is currently on track to initiate a first-in-man clinical study in the second half of 2007.

—	During the third quarter, development continued in the Company’s preclinical programs, including the Company’s programs in epilepsy and neuropathic pain, chronic pain, sleep disorders and attention deficit/hyperactivity disorder, and inflammation. Development also continued in the Company’s collaboration with Astellas Pharma, Inc. in dementia, including Alzheimer’s disease.

Financials

Revenues for the third quarter of 2006 totaled $2.2 million, as compared to $2.3 million during the same period in 2005, a decrease of 7%. The decrease in revenues for the third quarter of 2006, as compared to the same period in 2005, was primarily due to decreased revenues from the Company’s collaboration with Abbott Laboratories which concluded at the end of 2005, partially offset by increased cost sharing reimbursement from the Company’s collaboration with the McNeil Pediatrics Division of McNeil-PPC, Inc. (“McNeil”) for the further clinical development of senicapoc.

Operating expenses for the third quarter of 2006 were $8.0 million, as compared to $7.5 million for the same period in 2005, an increase of 6%. The increase in operating expenses for the third quarter of 2006, as compared to the same period in 2005, was primarily due to increased research and development expenses related to the development of senicapoc. The adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS-123R”), as of January 1, 2006 resulted in stock-based compensation expense of approximately $0.4 million during the third quarter of 2006, as compared to approximately $0.3 million under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB-25”), during the third quarter of 2005.

Net loss for the third quarter of 2006 totaled $5.5 million, as compared to $4.8 million during the same period in 2005, an increase of 14%. The increase in net loss for the third quarter of 2006, as compared to the same period in 2005, was primarily due to higher research and development expenses.

Revenues for the first nine months of 2006 totaled $6.7 million, as compared to $6.1 million during the same period in 2005, an increase of 10%. The increase in revenues for the first nine months of 2006, as compared to the same period in 2005, was primarily due to increased cost sharing reimbursement from the Company’s collaboration with McNeil for the further clinical development of senicapoc, partially offset by decreased revenues from the Company’s collaboration with Abbott Laboratories which concluded at the end of 2005.

Operating expenses for the first nine months of 2006 were $26.4 million, as compared to $22.1 million for the same period in 2005, an increase of 20%. The increase in operating expenses for the first nine months of 2006, as compared to the same period in 2005, was primarily due to increased research and development expenses related to the development of senicapoc as well as to an increase in general and administrative expenses. The adoption of FAS-123R as of January 1, 2006 resulted in stock-based compensation expense of approximately $1.5 million during the first nine months of 2006, as compared to approximately $1.0 million under APB-25 during the first nine months of 2005.

Net loss for the first nine months of 2006 totaled $18.6 million, as compared to $15.0 million during the same period in 2005, an increase of 24%. The increase in net loss for the first nine months of 2006, as compared to the same period in 2005, was primarily due to higher research and development expenses and general and administrative expenses, partially offset by an increase in revenues.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

866-425-6193 (United States and Canada)

973-935-8750 (International)

The access code for the call is 8092318.

A webcast of this conference call will be available on Icagen’s website at www.icagen.com. An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call.

A playback of the call will be available from approximately 1:00 p.m. Eastern Time on November 13 through November 27, 2006 and may be accessed by dialing:

877-519-4471 (United States and Canada)

973-341-3080 (International)

The access code for the call is 8092318.

About Senicapoc

Senicapoc is a novel small molecule ion channel inhibitor under development for the chronic prophylactic treatment of sickle cell disease. This novel drug candidate is taken orally and is being developed for once-a-day dosing. Senicapoc has received both fast track designation and orphan drug designation from the U.S. Food and Drug Administration. Senicapoc targets a particular potassium channel, called the Gardos channel, that is located on the membrane of red blood cells. In collaboration with the McNeil Pediatrics Division of McNeil-PPC, Inc., Icagen is currently conducting a Phase III clinical trial of senicapoc, the ASSERT Study, at approximately 65 sites across the U.S. and in selected other countries.

About Sickle Cell Disease

Sickle cell disease is a chronic and debilitating genetic blood disorder, primarily affecting individuals of African descent, resulting in a variety of disease complications and a significantly shortened lifespan in the majority of patients. Sickle cell disease is the most common genetic disease among individuals of African descent and is prevalent worldwide. Based upon market research conducted on behalf of the Company, there are approximately 120,000 patients with sickle cell disease in the United States.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

-	senicapoc for sickle cell disease, for which the Company is conducting a Phase III clinical trial;

-	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

-	a compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

-	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for sleep disorders and/or attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Collaborative research and development revenues:
Research and development fees	$505	$1,149	$1,465	$3,318
Reimbursed research and development costs	1,652	1,165	5,213	2,757

Total collaborative research and development revenues	2,157	2,314	6,678	6,075

Operating expenses:
Research and development	6,780	6,253	21,972	18,724
General and administrative	1,217	1,265	4,455	3,332

Total operating expenses	7,997	7,518	26,427	22,056

Loss from operations	(5,840)	(5,204)	(19,749)	(15,981)
Other income, net	373	414	1,188	1,025

Net loss	$(5,467)	$(4,790)	$(18,561)	$(14,956)

Net loss per share – basic and diluted	$(0.25)	$(0.22)	$(0.84)	$(0.79)

Weighted average common shares outstanding – basic and diluted	22,277,996	21,772,101	22,188,454	18,870,614

Pro forma net loss per share assuming conversion of preferred stock – basic and diluted				$(0.71)

Pro forma weighted average common shares outstanding – basic and diluted				20,956,401

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Historical:
Numerator:
Net loss	$(5,467)	$(4,790)	$(18,561)	$(14,956)

Denominator:
Weighted-average common shares outstanding— basic and diluted	22,277,996	21,772,101	22,188,454	18,870,614

Net loss per share – basic and diluted	$(0.25)	$(0.22)	$(0.84)	$(0.79)

Pro Forma:
Numerator:
Net loss, as reported				$(14,956)

Denominator:
Shares used above				18,870,614
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis				2,085,787

Shares used to compute pro forma basic and diluted net loss per share				20,956,401

Pro forma net loss per share – basic and diluted				$(0.71)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2006 (Unaudited)	December 31, 2005
Assets
Cash and cash equivalents	$29,777	$47,763
Other current assets	1,587	1,328
Property and equipment, net	1,722	2,130
Technology licenses and related costs, net	2,229	2,368
Other long-term assets	1,015	804

Total assets	$36,330	$54,393

Liabilities and stockholders’ equity
Current liabilities	$6,346	$6,697
Deferred revenue, less current portion	11,762	12,510
Equipment debt financing, less current portion	908	1,194
Stockholders’ equity	17,314	33,992

Total liabilities and stockholders’ equity	$36,330	$54,393